Exhibit 10.3

Form of Restricted Stock Unit Award Agreement for
Directors and Advisory Committee Members

HENNESSY ADVISORS, INC.
2024 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

[Name]
[Address]
[Telephone]:	(____) ______-______

Dear ___________________:

You have been granted an award of restricted stock units of Hennessy Advisors, Inc. (the “Company”) under the Hennessy Advisors, Inc. 2024 Omnibus Incentive Plan (the “Plan”) and this Restricted Stock Unit Award Agreement (this “Agreement”). Capitalized terms used herein and not defined have the meaning given to them in the Plan.

Grant Date:	_________________, 20__

Number of Restricted Stock Units:	____________________ (_________) Units

Vesting Schedule:

Your Restricted Stock Units shall vest as follows:

●         Twenty-five percent (25%) of your Restricted Stock Units will vest on each of the first four anniversaries of the Grant Date, provided you remain in service with the Company until the applicable vesting date.

●         If your service with the Company terminates as a result of death, Disability, or Retirement, any unvested Restricted Stock Units will become fully vested on such date of termination.

●         Upon any other termination of service with the Company prior to the date the Restricted Stock Units are vested, the Restricted Stock Units will be immediately forfeited.

Settlement:

As soon as practicable (and in no event more than 30 days) after your Restricted Stock Units vest, the Company will deliver to you a whole number of Shares equal to the number of Restricted Stock Units that have vested.

Transferability of Shares:

By accepting this Agreement, you agree not to sell any Shares acquired under this Agreement at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.

Rights as Shareholder:	You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the Restricted Stock Units unless and until Shares are issued therefor upon vesting of the units.

Transferability of Award:	You may not transfer or assign this Agreement for any reason, other than under your will or as required by intestate laws. Any attempted transfer or assignment will be null and void.

Change of Control:

Upon a Change of Control, all Restricted Stock Units shall become vested in full provided you remain in service with the Company until the date of such Change of Control. The remaining terms of the Agreement shall remain in effect without change.

Tax Withholding:

To the extent that the Company or an Affiliate is required to withhold taxes with respect to the Restricted Stock Units, you shall deliver to the Company at the time the Company is obligated to withhold taxes such amount as the Company requires to meet its withholding obligation, and if you fail to do so, the Company has the right and authority to deduct or withhold from other compensation payable to you an amount sufficient to satisfy its withholding obligations. You may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you upon vesting or settlement having an aggregate Fair Market Value on the date the tax is to be determined equal to the taxes to be withheld in connection with the vesting or settlement of the Restricted Stock Units; provided that the amount to be withheld may not exceed the maximum statutory Federal, state, and local tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the applicable vesting or settlement date. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Recoupment; Rescission of Exercise:

If the Company determines that recoupment of incentive compensation paid to or otherwise received by you pursuant to your Restricted Stock Units is required under any law or any recoupment policy of the Company, then your Restricted Stock Units will terminate immediately on the date of such determination to the extent required by such law or recoupment policy, any prior vesting of such Restricted Stock Units may be deemed to be rescinded and the Company may recoup any such incentive compensation in accordance with such recoupment policy or as required by law. The Company shall have the right to offset against any amounts due from the Company to you the amount owed by you hereunder and any withholding amount tendered by you with respect to any such incentive compensation.

Miscellaneous:

●         The existence of this Agreement shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred, or prior preference stock senior to or affecting the common stock of the Company or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

●         As a condition of the granting of the Restricted Stock Units, you agree, for yourself and your legal representatives or guardians, that this Agreement shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Agreement and any determination made by the Administrator pursuant to this Agreement shall be final, binding, and conclusive.

●         This Agreement may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Agreement may be amended without your consent in accordance with the provisions of the Plan.

●         This Agreement may be executed in counterparts.

This Agreement is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding this Agreement can be found in the Plan.

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By signing below and accepting this Restricted Stock Unit Award Agreement, you agree to all of the terms and conditions described herein and in the Plan. You also acknowledge receipt of the Plan and the Prospectus describing the Plan.

Authorized Officer	Recipient